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                      March 5, 2024

       Paul Freudenthaler
       Chief Financial Officer
       Freight Technologies, Inc.
       2001 Timberloch Place, Suite 500
       The Woodlands, TX 77380

                                                        Re: Freight
Technologies, Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-38172

       Dear Paul Freudenthaler:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Benjamin Tan, Esq.